EXHIBIT 21


SUBSIDIARIES  OF  THE  COMPANY

On July 1, 1999, the Company acquired , in exchange for 4,968,000 shares of common stock, Euro American Business Group, Inc., ("EABG"), a company formed under the laws of New York. EABG is currently a wholly owned subsidiary of the Company. EABG was an inactive corporation with no significant operations prior to its acquisition by the Company.